Exhibit 99.1

Nasdaq Determines TransCode Therapeutics Compliance with Minimum Stockholders’ Equity Requirement and Continued Listing on The Nasdaq Stock Market

BOSTON, January 31, 2024 (GLOBE NEWSWIRE) -- TransCode Therapeutics, Inc. (Nasdaq: RNAZ), (the “Company”), an RNA oncology company committed to more effectively treating cancer using RNA therapeutics, today announced that it has received notice from the NASDAQ Stock Market LLC (Nasdaq) that the Nasdaq has determined that the Company has regained compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) (the Equity Rule) for continued listing on the Nasdaq Capital Market. Pursuant to Nasdaq Listing Rule 5815(d)(4)(B), the Company will be subject to a mandatory panel monitor through January 26, 2025.

The Nasdaq notice also stated that if, within the one-year monitoring period, the Nasdaq Staff finds the Company is again out of compliance with the Equity Rule that was the subject of the exception, notwithstanding Rule 5810(c)(2), the Company will not be permitted to provide the Staff with a plan of compliance with respect to that deficiency and the Staff will not be permitted to grant additional time for the Company to regain compliance with respect to that deficiency, nor will the Company be afforded an applicable cure or compliance period pursuant to Rule 5810(c)(3). Instead, the Staff will issue a Delist Determination Letter and the Company will have an opportunity to request a new hearing with the initial Hearing Panel or a newly convened Hearing Panel if the initial Panel is unavailable. The Company will have the opportunity to respond/present to the Hearing Panel as provided by Listing Rule 5815(d)(4)(C). The Company’s securities may be at that time delisted from Nasdaq.

Separately, TransCode was notified by Nasdaq on November 7, 2023, that it was not in compliance with Nasdaq Listing Rule 5550(a)(2), the minimum bid price rule, because the closing bid price of its common stock failed to meet the $1.00 or more minimum for 30 consecutive business days. In order to regain compliance with the minimum bid price rule, the Company’s minimum closing bid price must be $1.00 or more for at least 10 consecutive trading days prior to May 6, 2024. If the Company does not regain compliance with the Minimum Bid Price Requirement by the Compliance Date, the Company may be eligible for an additional 180 calendar day compliance period. To qualify, the Company would be required to meet the continued listing requirement for the market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and would need to provide written notice to Nasdaq of its intention to cure the deficiency during the additional compliance period.

About TransCode Therapeutics

TransCode is a clinical-stage oncology company focused on treating metastatic disease. The company is committed to defeating cancer through the intelligent design and effective delivery of RNA therapeutics based on its proprietary TTX nanoparticle platform. The company’s lead therapeutic candidate, TTX-MC138, is focused on treating metastatic tumors which overexpress microRNA-10b, a unique, well-documented biomarker of metastasis. In addition, TransCode is developing a portfolio of first-in-class RNA therapeutic candidates designed to overcome the challenges of RNA delivery and thus unlock therapeutic access to a variety of novel genetic targets that could be relevant to treating a variety of cancers.

For more information, please visit www.transcodetherapeutics.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the continued listing of the Company’s stock on the Nasdaq Capital Market. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with drug discovery and development; risks that the results of clinical trials we conduct will not be consistent with our pre-clinical studies or expectations; risks associated with the timing and outcome of TransCode’s planned regulatory submissions; risks associated with TransCode’s planned clinical trials for its product candidates; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with TransCode’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; risks of competition from other companies developing products for similar uses; risks associated with TransCode’s financial condition and its need to obtain additional funding to support its business activities, including TransCode’s ability to continue as a going concern; risks associated with TransCode’s dependence on third parties; and risks associated with the COVID-19 coronavirus and geopolitical events. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause TransCode’s actual results to differ from those contained in or implied by the forward-looking statements, see the section entitled “Risk Factors” in TransCode’s Annual Report on Form 10-K for the year ended December 31, 2022, as well as discussions of potential risks, uncertainties and other important factors in any subsequent TransCode filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release; TransCode undertakes no duty to update this information unless required by law.

For more information, please contact:

Tom Fitzgerald, Interim CEO; CFO
tom.fitzgerald@transcodetherapeutics.com